Exhibit 99.1

Horizon Pharma plc Announces First-Quarter 2017 Results and

Revises Full-Year 2017 Net Sales and Adjusted EBITDA Guidance

— First-Quarter 2017 Net Sales of $220.9 Million; Up 8 Percent —

— First-Quarter 2017 Net Loss of $90.6 Million; Adjusted EBITDA of $51.9 Million —

— First-Quarter 2017 Net Sales from Rare Disease Medicines Increased 75 Percent and

Represented 65 Percent of Total Company Net Sales —

— Increased Investment in its Rapidly Growing Orphan Biologic Medicine for Refractory Chronic Gout, KRYSTEXXA® —

— Raising KRYSTEXXA Peak Annual Net Sales Estimate to More than $400 Million from

More than $250 Million –

— Announces Acquisition of River Vision Development Corp. and Teprotumumab, a Biologic

in Late-Stage Development for a Rare Eye Disease –

— Revising Full-Year 2017 Net Sales Guidance Range to $1.000 Billion to $1.035 Billion and

Full-Year 2017 Adjusted EBITDA Guidance Range to $315 Million to $350 Million; Reflects Revisions to the Primary

Care Business Unit Assumptions, Increased Investment in KRYSTEXXA and R&D Investment in Teprotumumab —

— Announces Board of Directors’ Authorization of Share Repurchase Program for Approximately

10 Percent of Shares Outstanding —

DUBLIN, IRELAND – May 8, 2017 – Horizon Pharma plc (NASDAQ: HZNP), a biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs, announced its first-quarter 2017 financial results today and revised its full-year 2017 net sales and adjusted EBITDA guidance.

“We generated strong first-quarter performance in our orphan and rheumatology business units, with KRYSTEXXA and RAVICTI achieving record net sales; however, our primary care business unit performed well below our expectations,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma plc. “The lower primary care business unit results were related to the implementation of the contracting model with pharmacy benefit managers, which has not performed in accordance with our expectations. While we are proactively addressing this underperformance, with greater visibility into the impact of this transition, we are revising our full-year 2017 net sales and adjusted EBITDA guidance.”

Mr. Walbert added, “We have transformed Horizon Pharma into a company focused on rare disease medicines and we are significantly increasing our investment in one of our key growth drivers, KRYSTEXXA, which we now believe can exceed $400 million in peak annual sales. That investment is supported by our continued expectation of strong cash-flow generation for the year, which also allows us to continue to seek attractive acquisitions, such as River Vision, which we announced today. These actions, in addition to our newly authorized share repurchase program, reflect our confidence in the long-term value of our Company.”

Financial Highlights

(in millions except for per share amounts and percentages)	Q1 17	Q1 16	% Change
Net sales	$220.9	$204.7	8
Net loss	(90.6)	(45.4)	99
Non-GAAP net income	35.0	41.3	(15)
Adjusted EBITDA	51.9	72.0	(28)

Net loss per share - diluted	(0.56)	(0.28)	100
Non-GAAP earnings per share - diluted	0.21	0.25	(16)

Company Highlights

•	First-quarter 2017 net sales were $220.9 million, an increase of 8 percent compared to the first quarter of 2016, driven by strong growth from the Company’s orphan and rheumatology business units, offset by lower sales in the primary care business unit.

•	Net sales of medicines for rare diseases, which include RAVICTI®, PROCYSBI®, KRYSTEXXA®, ACTIMMUNE®, BUPHENYL® and QUINSAIR™, increased 75 percent compared to the first quarter of 2016 and represented 65 percent of total net sales. PROCYSBI and QUINSAIR were acquired on October 25, 2016; KRYSTEXXA and MIGERGOT were acquired on January 13, 2016.

•	On April 28, 2017, the Company received approval for its supplemental New Drug Application (sNDA) with the U.S. Food and Drug Administration (FDA) for RAVICTI to expand the age range for chronic management of urea cycle disorders (UCDs) in patients to two months of age and older from two years of age and older.

•	On May 8, 2017, the Company announced an agreement to acquire River Vision and its biologic teprotumumab in late stage development for Thyroid Eye Disease (TED). TED is a condition in which the eye muscles and fatty tissue behind the eye become inflamed; causing the eyes to be pushed forward and resulting in debilitating pressure, headaches and decreased vision. The Company estimates there are approximately 10,000 patients in the U.S. with moderate to severe TED, who may be candidates for treatment with teprotumumab, if approved. Under the terms of the acquisition, Horizon is acquiring all outstanding equity of River Vision for a $145 million up-front payment, plus potential future milestone and earn-out payments contingent on the satisfaction of certain regulatory milestones and sales thresholds. The Company anticipates a potential peak annual net sales opportunity for teprotumumab, if approved, in excess of $250 million in the United States. The acquisition is expected to close today.

First-Quarter 2017 Business Unit Net Sales Results

(in millions except for percentages)	Q1 17	Q1 16	% Change
Orphan	$112.5	$66.3	70
RAVICTI®	43.9	37.1	18
PROCYSBI®(1)	34.3	—	NM (2)
ACTIMMUNE®	26.2	25.5	3
BUPHENYL®	6.3	3.7	69
QUINSAIRTM(1)	1.8	—	NM
Rheumatology	42.8	27.4	56
KRYSTEXXA®(3)	31.6	16.2	96
RAYOS®	10.3	10.5	(2)
LODOTRA®	0.9	0.7	24
Primary Care	65.6	111.0	(41)
PENNSAID® 2%	41.6	55.0	(24)
DUEXIS®	17.7	29.6	(40)
VIMOVO®	4.9	25.5	(81)
MIGERGOT®(3)	1.4	0.9	57

Total net sales	$220.9	$204.7	8

(1)	PROCYSBI and QUINSAIR were acquired on October 25, 2016.
(2)	Q1 16 pre-acquisition net sales of PROCYSBI were $27.5 million.
(3)	KRYSTEXXA and MIGERGOT were acquired on January 13, 2016.

•	Orphan Business Unit: First-quarter orphan business unit net sales increased 70 percent compared to the first quarter of 2016.

RAVICTI net sales in the first quarter of 2017 were $43.9 million, an increase of 18 percent compared to the first quarter of 2016. The Company expects RAVICTI to be launched in Europe later in 2017 in partnership with Swedish Orphan Biovitrum AB (SOBI).

PROCYSBI net sales in the first quarter of 2017 were $34.3 million, up 25 percent compared to Raptor’s pre-acquisition net sales of $27.5 million in the first quarter of 2016, driven by continued strong patient demand from both patients converting from older-generation therapy as well as treatment-naïve patients.

ACTIMMUNE net sales in the first quarter of 2017 were $26.2 million, an increase of 3 percent versus the first quarter of 2016. The Company has evolved its strategy to establish the role of ACTIMMUNE in a broader range of chronic granulomatous disease patients and ACTIMMUNE remains on track to return to growth for the full-year 2017.

The Company continues to make progress in the Phase 1 dose escalation trial evaluating ACTIMMUNE as part of a combination therapy in solid tumors for certain cancers. In February, preliminary data presented at the American Society of Clinical Oncology Clinical Immuno-Oncology Symposium conference showed that combination therapy of ACTIMMUNE with nivolumab, a PD-1 inhibitor, was safe and well-tolerated in the first two cohorts. The data also showed statistically significant activation of certain monocytes, or white blood cells in peripheral blood, which demonstrates that ACTIMMUNE is having the desired effect of stimulating immune cells. These are early results, and the third cohort of patients is still under study. In the first quarter of 2017, a fourth cohort was added to the study to more fully assess dose response. In addition, a number of academic and clinical institutions have expressed interest in studying ACTIMMUNE as combination therapy in certain cancers, including the National Cancer Institute, which plans to initiate a study later this year to treat patients with Cutaneous T-Cell Lymphoma (CTCL) with ACTIMMUNE and pembrolizumab, a PD-1 inhibitor.

The acquisition of River Vision provides the Company with teprotumumab, a fully human monoclonal antibody that targets Insulin-like Growth Factor-1 receptor (IGF-1R). Teprotumumab is in late-stage development for TED, and has received Orphan Drug, Fast Track and Breakthrough Therapy designations from the FDA. On May 4, 2017, The New England Journal of Medicine published teprotumumab Phase 2 study results that demonstrate significant clinical efficacy in TED. Teprotumumab was also safe and well tolerated. The Company expects to begin a Phase 3 pivotal program of teprotumumab in TED in the second half of 2017.

•	Rheumatology Business Unit: KRYSTEXXA net sales in the first quarter of 2017 were $31.6 million, an increase of 96 percent compared to the first quarter of 2016. Since acquiring the medicine in January of 2016, the Company’s improved commercial strategy and additional investment in commercial, education and outreach efforts has rapidly accelerated KRYSTEXXA net sales.

Based on the continued increase in uptake of KRYSTEXXA and the clear unmet need that exists for thousands of refractory chronic gout sufferers, the Company will significantly increase its infrastructure and investment in the medicine. Beginning in the second quarter and continuing through the second half of 2017, the Company will expand its commercial organization to nearly 200 employees from more than 100. With the additional resources, the Company expects to expand its reach to physicians and increase awareness of refractory chronic gout among physicians and patients. As a result, the Company now expects KRYSTEXXA annual peak net sales of more than $400 million versus the previous estimate of more than $250 million.

•	Primary Care Business Unit: Total net sales for the primary care business unit were $65.6 million in the first quarter of 2017. Net sales of PENNSAID 2%, DUEXIS and VIMOVO in the first quarter of 2017 were $41.6 million, $17.7 million and $4.9 million, respectively.

During the second half of 2016, the Company entered into rebate agreements with pharmacy benefit managers (PBMs) in an effort to secure broader inclusion of its primary care medicines on healthcare plan formularies. This transition to PBM rebate agreements, most of which became effective January 1, 2017, was a change to the commercial model of the Company’s primary care business unit, and following this transition, first-quarter 2017 primary care business unit net sales were lower than the Company’s expectations.

Total prescription volumes for DUEXIS, VIMOVO and PENNSAID 2% were approximately in line with the Company’s expectations in the first quarter of 2017. However, the average net realized price (ANRP) was significantly below expectations due to higher patient assistance costs and higher PBM rebate levels than anticipated. This was a function of lower-than-anticipated adoption rates of the Company’s primary care medicines onto certain healthcare plan formularies (custom clients), resulting in higher patient assistance costs to the Company, as well as fact that PBM plans that covered the Company’s primary care medicines are primarily plans that require a higher rebate (PBM-chosen formulary clients), resulting in higher rebate costs. To a lesser extent, the lower ANRP in the quarter was also due to a higher rate of managed care control in the Company’s non-contracted business, reflecting an industry-wide trend.

PBM clients broadly fall into two categories, clients that follow a PBM-chosen formulary and clients where the PBM works on their behalf to provide customized formularies (custom clients). Rebate amounts paid to the PBMs for custom clients are typically lower than rebate amounts paid to the PBM for PBM-chosen formulary clients.

When the Company established its financial guidance for full-year 2017, the Company estimated the adoption trajectory and mix of PBM clients that the change to its commercial model would generate. This took into account input from the PBMs. The Company did not have full visibility into the actual PBM client mix and the magnitude of the difference compared to its assumptions until it received detailed PBM invoices in late April and early May.

While the Company continues to work to drive adoption of its medicines with custom clients, it now expects a much lower level of adoption of custom client plans in 2017. Compared to its previous financial guidance, the Company has incorporated a higher level of rebates, a higher level of patient assistance costs and a lower level of total prescription volume into its full-year 2017 primary care business unit net sales forecast. It is also reducing certain primary care business unit operating costs as well as other company costs to align its cost structure with revised net sales expectations. As a result, the Company has lowered its full-year 2017 net sales and adjusted EBITDA guidance.

First-Quarter 2017 Financial Results

Note: For additional detail and reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, please refer to the tables at the end of this release.

•	Gross Profit: Under U.S. GAAP in the first quarter of 2017, the gross profit ratio was 37.0 percent compared to 62.3 percent in the first quarter of 2016. The non-GAAP gross profit ratio in the first quarter of 2017 was 88.5 percent compared to 90.6 percent in the first quarter of 2016.

•	Operating Expenses: On a GAAP basis in the first quarter of 2017, total operating expenses were 84.7 percent of net sales. Non-GAAP total operating expenses in the first quarter of 2017 were 64.8 percent of net sales. Research & development (R&D) expenses were 5.9 percent of net sales; and selling, general and administrative (SG&A) expenses were 78.8 percent of net sales. Non-GAAP R&D expenses were 4.9 percent of net sales, and non-GAAP SG&A expenses were 59.9 percent of net sales. In the first quarter, the Company began to combine sales and marketing and general and administrative into a single expense line item – selling, general and administrative, or SG&A. The Company will report expenses on this basis going forward. (Please see tables for historical SG&A at the end of this release.)

•	Income Tax Rate: The income tax rate in the first quarter of 2017 on a GAAP basis was 34.4 percent and on a non-GAAP basis was negative 37.0 percent. The favorable first-quarter non-GAAP tax rate related to the fact that the GAAP pretax loss of $138.1 million generated a $47.5 million GAAP tax benefit, which was offset by $38.1 million of tax expense on the non-GAAP adjustments, calculated at statutory rates.

•	Net (Loss) Income: On a GAAP basis in the first quarter of 2017, net loss was $90.6 million. Non-GAAP net income was $35.0 million.

•	EBITDA: In the first quarter of 2017, EBITDA was $18.7 million. Adjusted EBITDA in the first quarter of 2017 was $51.9 million.

•	Earnings (Loss) per Share: On a GAAP basis in the first quarter of 2017, diluted loss per share was $0.56; in the first quarter of 2016, diluted loss per share was $0.28. Non-GAAP diluted earnings per share in the first quarter of 2017 and 2016 were $0.21 and $0.25, respectively. Weighted average shares outstanding used for calculating GAAP diluted loss per share and non-GAAP diluted earnings per share in the first quarter of 2017 were 162.0 million and 164.9 million, respectively.

Cash Flow Statement and Balance Sheet Highlights

•	On a GAAP basis in the first quarter of 2017, operating cash flow was $20.7 million. Non-GAAP operating cash flow was $65.2 million in the first quarter of 2017.

•	The Company had cash and cash equivalents of $603.4 million as of March 31, 2017.

•	In the first quarter, the Company refinanced its senior secured term loans. The Company realized a lower interest rate and extended the maturity date from 2021 to 2024. Total principal amount of debt outstanding as of March 31, 2017, was $2.025 billion, which was composed of $850 million in senior secured term loans due 2024; $475 million senior notes due 2023; $300 million senior notes due 2024; and $400 million exchangeable senior notes due 2022. Net debt as of March 31, 2017 was $1.422 billion.

Full-Year 2017 Guidance

For the full-year 2017, the Company expects continued strong net sales growth for both its orphan and rheumatology businesses, driven primarily by strong patient growth in KRYSTEXXA, RAVICTI and PROCYSBI. In its primary care business unit, the Company is assuming net sales of more than $300 million.

As a result of these expectations, the Company revised its full-year 2017 net sales guidance range to $1.000 billion to $1.035 billion from $1.240 billion to $1.290 billion. The Company revised its full-year 2017 adjusted EBITDA guidance to $315 million to $350 million from $525 million to $575 million, which assumes the lower net sales range and accounts for cost reductions, primarily in its primary care business, and a reinvestment of a portion of these reductions in KRYSTEXXA to maximize its long-term potential. It also reflects an approximate $20 million increase in operating expenses, primarily in R&D, for full-year 2017 related to teprotumumab. The Company is raising its estimate of peak annual net sales for KRYSTEXXA to $400 million from $250 million.

Conference Call

At 7:30 a.m. EST / 12:30 p.m. IST today, the Company will host a live conference call and webcast to review its financial and operating results and provide a general business update.

U.S. Dial-In Number: +1 888.338.8373

International Dial-In Number: +1 973.872.3000

Passcode: 4624726

The live webcast and a replay may be accessed by visiting Horizon’s website at http://ir.horizon-pharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast.

A replay of the conference call will be available approximately two hours after the call and accessible through one of the following telephone numbers, using the passcode below:

Replay U.S. Dial-In Number: +1 855.859.2056

Replay International Dial-In Number: +1 404.537.3406

Passcode: 4624726

About Horizon Pharma plc

Horizon Pharma plc is a biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs. The Company markets 11 medicines through its orphan, rheumatology and primary care business units. For more information, please visit www.horizonpharma.com. Follow @HZNPplc on Twitter or view careers on our LinkedIn page.

Note Regarding Use of Non-GAAP Financial Measures

EBITDA, or earnings before interest, taxes, depreciation and amortization, and adjusted EBITDA are used and provided by Horizon Pharma as non-GAAP financial measures. Horizon Pharma provides certain other financial measures such as non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP gross profit and gross profit ratio, non-GAAP operating expenses, non-GAAP tax rate and non-GAAP operating cash flow, each of which include adjustments to GAAP figures. These non-GAAP measures are intended to provide additional information on Horizon Pharma’s performance, operations, expenses, profitability and cash flows. Adjustments to Horizon Pharma’s GAAP figures as well as EBITDA exclude acquisition-related expenses, charges related to the discontinuation of ACTIMMUNE development for Friedreich’s ataxia, an upfront fee for a license of a patent, a litigation settlement, loss on debt extinguishment and loss on sale of long-term investments, costs of debt refinancing, drug manufacturing harmonization costs, as well as non-cash items such as share-based compensation, depreciation and amortization, royalty accretion, non-cash interest expense, intangible and other non-current asset impairment charges, and other non-cash adjustments. Certain other special items or substantive events may also be included in the non-GAAP adjustments periodically when their magnitude is significant within the periods incurred. Horizon Pharma maintains an established non-GAAP cost policy that guides the determination of what costs will be excluded in non-GAAP measures. Horizon Pharma believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon Pharma’s financial and operating performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the Company’s historical and expected 2017 financial results and trends and to facilitate comparisons between periods and with respect to projected information. In addition, these non-GAAP financial measures are among the indicators Horizon Pharma’s management uses for planning and forecasting purposes and measuring the Company’s performance. For example, adjusted EBITDA is used by Horizon Pharma as one measure of management performance under certain incentive compensation arrangements. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Horizon Pharma has not provided a reconciliation of its full-year 2017 adjusted EBITDA outlook to an expected net income (loss) outlook because certain items such as acquisition-related expenses and share-based compensation that are a component of net income (loss) cannot be reasonably projected due to the significant impact of changes in Horizon Pharma’s stock price, the variability associated with the size or timing of acquisitions and other factors. These components of net income (loss) could significantly impact Horizon Pharma’s actual net income (loss).

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to Horizon Pharma’s full-year 2017 net sales and adjusted EBITDA guidance, expected peak annual sales of KRYSEXXA, growth of 2017 ACTIMMUNE net sales and 2017 nets sales of Horizon Pharma’s primary care business unit medicines, expected financial performance in future periods, expected timing of clinical, regulatory and commercial events, including the planned Phase 3 pivotal clinical trial of teprotumumab and anticipated additional clinical trials of ACTIMMUNE in cancer indications, the timing and potential benefits of Horizon Pharma’s acquisition of River Vision, planned reductions in the Company’s primary care operating expenses and increases in R&D investment and

KRYSTEXXA commercialization spending, the expected future impact of Horizon Pharma’s primary care business unit’s PBM contracting commercial model, the expected launch of RAVICTI in Europe, potential market opportunity for Horizon Pharma’s medicines in approved and potential additional indications, potential growth of Horizon Pharma’s medicines and business and other statements that are not historical facts. These forward-looking statements are based on Horizon Pharma’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks that Horizon Pharma’s actual future financial and operating results may differ from its expectations or goals; Horizon Pharma’s ability to grow net sales from existing products; the availability of coverage and adequate reimbursement and pricing from government and third-party payers and risks relating to Horizon Pharma’s ability to successfully implement its business strategies; whether Horizon Pharma is able to realize expected benefits from arrangements with PBMs; risks related to acquisition integration and achieving projected benefits; risks associated with clinical development and regulatory approvals; risks in the ability to recruit, train and retain qualified personnel; competition, including potential generic competition; the ability to protect intellectual property and defend patents; regulatory obligations and oversight, including any changes in the legal and regulatory environment in which Horizon Pharma operates and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon Pharma’s filings and reports with the SEC. Horizon Pharma undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information.

Contacts:

Investors:	U.S. Media:

Tina Ventura	Geoff Curtis
Senior Vice President,	Senior Vice President,
Investor Relations	Corporate Communications
investor-relations@horizonpharma.com	media@horizonpharma.com

Ruth Venning	Ireland Media:
Executive Director,	Ray Gordon
Investor Relations	Gordon MRM
investor-relations@horizonpharma.com	ray@gordonmrm.ie

Horizon Pharma plc

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Net sales	$220,859	$204,690
Cost of goods sold	139,116	77,233

Gross profit	81,743	127,457

OPERATING EXPENSES:
Research and development	13,061	12,722
Selling, general and administrative	174,065	141,939

Total operating expenses	187,126	154,661

Operating loss	(105,383)	(27,204)

OTHER EXPENSE, NET:
Interest expense, net	(31,983)	(19,458)
Foreign exchange loss	(259)	(173)
Loss on debt extinguishment	(533)	—
Other income (expense), net	35	(14)

Total other expense, net	(32,740)	(19,645)

Loss before benefit for income taxes	(138,123)	(46,849)
BENEFIT FOR INCOME TAXES	(47,553)	(1,443)

NET LOSS	$(90,570)	$(45,406)

Net loss per ordinary share - basic and diluted	$(0.56)	$(0.28)

Weighted average ordinary shares outstanding - basic and diluted	161,972,052	159,904,416

Horizon Pharma plc

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share data)

	As of
	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$603,358	$509,055
Restricted cash	6,989	7,095
Accounts receivable, net	396,785	305,725
Inventories, net	137,839	174,788
Prepaid expenses and other current assets	52,091	49,619

Total current assets	1,197,062	1,046,282

Property and equipment, net	23,557	23,484
Developed technology, net	2,697,710	2,767,184
Other intangible assets, net	6,048	6,251
Goodwill	445,579	445,579
Deferred tax assets, net	1,957	911
Other assets	2,843	2,368

TOTAL ASSETS	$4,374,756	$4,292,059

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Long-term debt—current portion	$8,500	$7,750
Accounts payable	87,739	52,479
Accrued expenses	144,846	182,765
Accrued trade discounts and rebates	413,643	297,556
Accrued royalties—current portion	60,307	61,981
Deferred revenues—current portion	2,935	3,321

Total current liabilities	717,970	605,852

LONG-TERM LIABILITIES:
Exchangeable notes, net	301,942	298,002
Long-term debt, net, net of current	1,578,820	1,501,741
Accrued royalties, net of current	273,191	272,293
Deferred revenues, net of current	7,639	7,763
Deferred tax liabilities, net	242,708	296,568
Other long-term liabilities	46,808	46,061

Total long-term liabilities	2,451,108	2,422,428

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Ordinary shares, $0.0001 nominal value; 300,000,000 shares authorized; 163,008,960 and 162,004,956 issued at March 31, 2017 and December 31, 2016 respectively, and 162,624,594 and 161,620,590 outstanding at March 31, 2017 and December 31, 2016, respectively	16	16
Treasury stock, 384,366 ordinary shares at March 31, 2017 and December 31, 2016	(4,585)	(4,585)
Additional paid-in capital	2,144,385	2,119,455
Accumulated other comprehensive loss	(2,758)	(3,086)
Accumulated deficit	(931,380)	(848,021)

Total shareholders’ equity	1,205,678	1,263,779

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,374,756	$4,292,059

Horizon Pharma plc

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(90,570)	$(45,406)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	71,483	50,642
Equity-settled share-based compensation	28,837	27,745
Royalty accretion	12,959	9,359
Royalty liability remeasurement	(2,944)	—
Loss on debt extinguishment	388	—
Payments related to term loan refinancing	(3,940)	—
Amortization of debt discount and deferred financing costs	5,423	4,425
Deferred income taxes	(47,695)	(2,657)
Foreign exchange and other adjustments	787	173
Changes in operating assets and liabilities:
Accounts receivable	(91,058)	(69,838)
Inventories	37,050	7,317
Prepaid expenses and other current assets	(2,445)	(242)
Accounts payable	36,078	52,856
Accrued trade discounts and rebates	116,079	40,601
Accrued expenses and accrued royalties	(49,359)	(23,521)
Deferred revenues	(618)	(498)
Other non-current assets and liabilities	266	3,225

Net cash provided by operating activities	20,721	54,181

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisitions, net of cash acquired	—	(514,814)
Change in restricted cash	104	(918)
Purchases of property and equipment	(1,421)	(7,525)

Net cash used in investing activities	(1,317)	(523,257)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from term loans	847,768	—
Repayment of term loans	(768,665)	(1,000)
Refunds related to the ESPP plan	(173)	—
Proceeds from the issuance of ordinary shares in connection with stock option exercises	544	919
Payment of employee withholding taxes related to share-based awards	(4,277)	(4,185)

Net cash provided by (used in) financing activities	75,197	(4,266)

Effect of foreign exchange rate changes on cash and cash equivalents	(298)	(421)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	94,303	(473,763)
CASH AND CASH EQUIVALENTS, beginning of the period	509,055	859,616

CASH AND CASH EQUIVALENTS, end of the period	$603,358	$385,853

Horizon Pharma plc

Presentation of Selling, General and Administrative Expenses (Unaudited)

(in thousands)

	Q1 16	Q2 16	Q3 16	Q4 16	FY 16
Previous presentation: Sales and marketing	$75,544	$79,589	$72,564	$92,669	$320,366
General and administrative	66,395	53,986	59,485	108,076	287,942

Current presentation: Selling, general and administrative	$141,939	$133,575	$132,049	$200,745	$608,308

	Q1 15	Q2 15	Q3 15	Q4 15	FY 15
Previous presentation: Sales and marketing	$47,063	$58,056	$51,973	$63,352	$220,444
General and administrative	26,280	77,190	54,516	61,875	219,861

Current presentation: Selling, general and administrative	$73,343	$135,246	$106,489	$125,227	$440,305

Horizon Pharma plc

GAAP to Non-GAAP Reconciliations

Net Income and Earnings Per Share (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
GAAP net loss	$(90,570)	$(45,406)
Non-GAAP adjustments:
Remeasurement of royalties for medicines acquired through business combinations	(2,944)	—
Acquisition-related costs	10,039	11,016
Upfront fee for license of global patent	—	2,000
Loss on debt extinguishment	533	—
Fees related to term loan refinancing	4,143	—
Amortization, accretion and step-up:
Intangible amortization expense	69,677	49,650
Amortization of debt discount and deferred financing costs	5,423	4,425
Accretion of royalty liabilities	12,959	9,359
Inventory step-up expense	40,595	7,446
Share-based compensation	28,469	27,612
Depreciation expense	1,806	992
Drug substance harmonization costs	4,299	—
Royalties for medicines acquired through business combinations	(11,317)	(8,500)

Total of pre-tax non-GAAP adjustments	163,682	104,000
Income tax effect of pre-tax non-GAAP adjustments	(38,103)	(17,274)

Total of non-GAAP adjustments	125,579	86,726

Non-GAAP Net Income	$35,009	$41,320

Non-GAAP Earnings Per Share:

Weighted average shares - Basic	161,972,052	159,904,416

Non-GAAP Earnings Per Share - Basic:
GAAP loss per share - Basic	(0.56)	(0.28)
Non-GAAP adjustments	0.78	0.54

Non-GAAP earnings per share - Basic	0.22	0.26

Weighted average shares - Diluted
Weighted average shares - Basic	161,972,052	159,904,416
Ordinary share equivalents	2,895,016	3,756,579

Weighted average shares - Diluted	164,867,068	163,660,995

Non-GAAP Earnings Per Share - Diluted
GAAP loss per share - Diluted	(0.56)	(0.28)
Non-GAAP adjustments	0.78	0.54
Diluted earnings per share effect of ordinary share equivalents	(0.01)	(0.01)

Non-GAAP earnings per share - Diluted	0.21	0.25

Horizon Pharma plc

GAAP to Non-GAAP Reconciliations

EBITDA, Gross Profit and Operating Cash Flow (Unaudited)

(in thousands, except percentages)

	Three Months Ended March 31,
	2017	2016
EBITDA and Adjusted EBITDA:

GAAP net loss	$(90,570)	$(45,406)
Depreciation	1,806	992
Amortization, accretion and step-up:
Intangible amortization expense	69,677	49,650
Accretion of royalty liabilities	12,959	9,359
Amortization of deferred revenue	(204)	(206)
Inventory step-up expense	40,595	7,446
Interest expense, net (including amortization of debt discount and deferred financing costs)	31,983	19,458
Benefit for income taxes	(47,553)	(1,443)

EBITDA	$18,693	$39,850

Non-GAAP adjustments:
Remeasurement of royalties for medicines acquired through business combinations	(2,944)	—
Acquisition-related costs	10,039	11,016
Upfront fee for license of global patent	—	2,000
Loss on debt extinguishment	533	—
Fees related to term loan refinancing	4,143	—
Share-based compensation	28,469	27,612
Drug substance harmonization costs	4,299	—
Royalties for medicines acquired through business combinations	(11,317)	(8,500)

Total of Non-GAAP adjustments	33,222	32,128

Adjusted EBITDA	$51,915	$71,978

Non-GAAP Gross Profit:

GAAP gross profit	$81,743	$127,457
Non-GAAP gross profit adjustments:
Acquisition-related costs	80	115
Share-based compensation	428	—
Remeasurement of royalties for medicines acquired through business combinations	(2,944)	—
Intangible amortization expense (COGS only)	69,474	49,447
Accretion of royalty liabilities	12,959	9,359
Inventory step-up expense	40,595	7,446
Depreciation (COGS only)	183	120
Drug substance harmonization costs	4,299	—
Royalties for medicines acquired through business combinations	(11,317)	(8,500)

Total of Non-GAAP adjustments	113,757	57,987

Non-GAAP gross profit	$195,500	$185,444

GAAP gross profit %	37.0%	62.3%
Non-GAAP gross profit %	88.5%	90.6%

Non-GAAP operating cash flow:

GAAP cash provided by operating activities	$20,721	$54,181
Cash payments for acquisition-related costs	20,392	11,694
Cash payment for litigation settlement	16,250	—
Cash payments for upfront fee for license of global patent	—	2,000
Cash payments for clinical trial wind-down costs	482	—
Cash payment for debt extinguishment	145	—
Cash payments relating to term loan refinancing	7,252	—

Non-GAAP operating cash flow	$65,242	$67,875

Horizon Pharma plc

GAAP to Non-GAAP Tax Rate Reconciliation (Unaudited)

(in millions, except percentages)

	Q1 17
	Pre-tax Net (Loss) Income	Income Tax (Benefit) Expense	Tax Rate	Net (Loss) Income	Diluted (Loss) Earnings Per Share
As reported - GAAP	$(138.1)	$(47.6)	34.4%	$(90.6)	$(0.56)
Non-GAAP adjustments	163.7	38.1		125.7

Non-GAAP	$25.6	$(9.4)	-37.0%	$35.0	$0.21

	Q1 16
	Pre-tax Net (Loss) Income	Income Tax (Benefit) Expense	Tax Rate	Net (Loss) Income	Diluted (Loss) Earnings Per Share
As reported - GAAP	$(46.8)	$(1.4)	3.1%	$(45.4)	$(0.28)
Non-GAAP adjustments	104.0	17.3		86.7

Non-GAAP	$57.2	$15.9	27.7%	$41.3	$0.25

Horizon Pharma plc

Certain Income Statement Line Items - Non-GAAP Adjusted

For the Three Months Ended March 31, 2017 and March 31, 2016

(in thousands) (Unaudited)

	Horizon Pharma plc Certain Income Statement Line Items - Non-GAAP Adjusted For the Three Months Ended March 31, 2017 (Unaudited)
	COGS	Research & Development	Selling, General & Administrative	Interest Expense	Loss on Debt Extinguishment	Income Tax Benefit (Expense)
GAAP as reported	$(139,116)	$(13,061)	$(174,065)	$(31,983)	$(533)	$47,553

Non-GAAP Adjustments (in thousands):
Acquisition-related costs(1)	80	177	9,782	—	—	—
Loss on debt extinguistment(2)	—	—	—	—	533	—
Fees related to term loan refinancing(3)	—	—	4,143	—	—	—
Amortization, accretion and step-up:
Intangible amortization expense(4)	69,474	—	203	—	—	—
Amortization of debt discount and deferred financing costs(5)	—	—	—	5,423	—	—
Accretion of royalty liability(6)	12,959	—	—	—	—	—
Inventory step-up expense(7)	40,595	—	—	—	—	—
Remeasurement of royalties for products acquired through business combinations(8)	(2,944)	—	—	—	—	—
Share-based compensation(9)	428	2,049	25,992	—	—	—
Depreciation expense(10)	183	—	1,623	—	—	—
Drug substance harmonization costs(11)	4,299	—
Royalties for medicines acquired through business combinations(12)	(11,317)	—	—	—	—	—
Income tax effect on pre-tax non-GAAP adjustments(13)	—	—	—	—	—	(38,103)

Total of non-GAAP adjustments	113,757	2,226	41,743	5,423	533	(38,103)

Non-GAAP	$(25,359)	$(10,835)	$(132,322)	$(26,560)	$—	$9,450

	Horizon Pharma plc Certain Income Statement Line Items - Non-GAAP Adjusted For the Three Months Ended March 31, 2016 (Unaudited)
	COGS	Research & Development	Selling, General & Administrative	Interest Expense	Income Tax Benefit (Expense)
GAAP as reported	$(77,233)	$(12,722)	$(141,939)	$(19,458)	$1,443

Non-GAAP Adjustments (in thousands):
Acquisition-related costs(1)	115	32	10,869	—	—
Upfront fee for license of global patent(14)	—	2,000	—	—	—
Amortization, accretion and step-up:
Intangible amortization expense(4)	49,447	—	203	—	—
Amortization of debt discount and deferred financing costs(5)	—	—	—	4,425	—
Accretion of royalty liability(6)	9,359	—	—	—	—
Inventory step-up expense(7)	7,446	—	—	—	—
Share-based compensation(9)	—	2,125	25,487	—	—
Depreciation expense(10)	120	—	872	—	—
Royalties for medicines acquired through business combinations(12)	(8,500)	—	—	—	—
Income tax effect on pre-tax non-GAAP adjustments(13)	—	—	—	—	(17,274)

Total of non-GAAP adjustments	57,987	4,157	37,431	4,425	(17,274)

Non-GAAP	$(19,246)	$(8,565)	$(104,508)	$(15,033)	$(15,831)

NOTES FOR CERTAIN INCOME STATEMENT LINE ITEMS - NON-GAAP

(in thousands)

(1)	Expenses, including legal and consulting fees, incurred in connection with the Company’s acquisitions of Raptor Pharmaceutical Corp. (“Raptor”) , Crealta Holdings LLC (“Crealta”), Hyperion Therapeutics, Inc. (“Hyperion”), Vidara Therapeutics International Public Limited Company (“Vidara”), its agreement to acquire the worldwide rights to interferon gamma-1b and its withdrawn offer to acquire Depomed Inc. have been excluded.
(2)	During the three months ended March 31, 2017, the Company recorded a loss on debt extinguishment of $533, which was comprised of the write-off of $388 in debt discount and deferred financing costs, and an early redemption payment of $145.
(3)	During the three months ended March 31, 2017, the Company expensed $4,143 of arrangement and other fees relating to the refinancing of its term loans.
(4)	Intangible amortization expenses are associated with the Company’s intellectual property rights, developed technology and customer relationships of ACTIMMUNE, BUPHENYL, KRYSTEXXA, LODOTRA, MIGERGOT, PENNSAID 2%, PROCYSBI, RAVICTI, RAYOS and VIMOVO.
(5)	Represents amortization of debt discount and deferred financing costs associated with the Company’s debt.
(6)	Represents accretion expense associated with the ACTIMMUNE, BUPHENYL, KRYSTEXXA, MIGERGOT, PROCYSBI, RAVICTI and VIMOVO royalties for the three months ended March 31, 2017 and represents accretion expense associated with the ACTIMMUNE, BUPHENYL, KRYSTEXXA, MIGERGOT, RAVICTI and VIMOVO royalties for the three months ended March 31, 2016.
(7)	In connection with the Crealta acquisition, the KRYSTEXXA and MIGERGOT inventory was stepped up in value by $144,289 and during the three months ended March 31, 2017, the Company recognized in cost of goods sold, $14,357 for step-up inventory expenses related to KRYSTEXXA and MIGERGOT inventory sold. During the three months ended March 31, 2016, the Company recognized in cost of goods sold, $7,446 for step-up inventory expenses related to KRYSTEXXA and MIGERGOT inventory sold.

In connection with the Raptor acquisition, the PROCYSBI and QUINSAIR inventory was stepped up in value by $66,950 and during the three months ended March 31, 2017, the Company recognized in cost of goods sold $26,238 of step-up inventory expenses related to PROCYSBI and QUINSAIR inventory sold.

(8)	At the time of the Company’s acquisition of the rights to ACTIMMUNE, BUPHENYL, KRYSTEXXA, MIGERGOT, PROCYSBI, RAVICTI and VIMOVO, the Company estimated the fair value of contingent royalties payable to third parties using an income approach under the discounted cash flow method, which included revenue projections and other assumptions the Company made to determine the fair value. If the Company significantly overperforms or underperforms against its original revenue projections or it becomes necessary to make changes to assumptions as a result of a triggering event, the Company is required to reassess the fair value of the contingent royalties payable. Any subsequent adjustment to fair value is recorded in the period such adjustment is made as either an increase or decrease to royalties payable, with a corresponding increase or decrease in cost of goods sold, in accordance with established accounting policies. During the three months ended March 31, 2017, the Company recorded a net reduction of $2,944, to cost of goods sold to adjust the amount of the contingent royalty liabilities relating to VIMOVO and KRYSTEXXA.
(9)	Represents share-based compensation expense associated with the Company’s stock option, restricted stock unit, and performance stock unit grants to its employees and non-employees, its cash-settled long-term incentive program and its employee stock purchase plan.
(10)	Represents depreciation expense related to the Company’s property, equipment, software and leasehold improvements.

(11)	During the year ended December 31, 2016, the Company committed to spend $14,900 related to the harmonization of the manufacturing processes for ACTIMMUNE and IMUKIN drug substance. During the three months ended March 31, 2017, the Company incurred $5,774 of this spend, including costs of $4,299 that qualify for exclusion in the Company’s non-GAAP financial measures under the Company’s non-GAAP cost policy.
(12)	Royalties of $11,317 were incurred during the three months ended March 31, 2017, based on the periods’ net sales for ACTIMMUNE, BUPHENYL, KRYSTEXXA, MIGERGOT, PROCYSBI, RAVICTI and VIMOVO. Royalties of $8,500 were incurred during the three months ended March 31, 2016, based on the period’s net sales for ACTIMMUNE, BUPHENYL, KRYSTEXXA, MIGERGOT, RAVICTI and VIMOVO.
(13)	Income tax adjustments on pre-tax non-GAAP adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the statutory income tax rate of the applicable jurisdictions for each non-GAAP adjustment.
(14)	Represents an upfront fee paid for a license of a global patent.